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                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
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                           UNIVERSAL SEISMIC ASSOCIATES, INC.
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               (Name Of Registrant As Specified In Its Charter)

               UNIVERSAL SEISMIC ASSOCIATES, INC. STOCKHOLDERS'
                             PROTECTIVE COMMITTEE
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   (Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
                      UNIVERSAL SEISMIC ASSOCIATES, INC.
                      STOCKHOLDERS' PROTECTIVE COMMITTEE



Dear Fellow Stockholder:

            As members of the Universal Seismic Associates, Inc. Stockholders' Protective Committee (the "Committee"), and, like you, stockholders of Universal Seismic Associates, Inc. (the "Company"), we previously sent to you a Consent and Proxy Statement seeking your consent and proxy to remove the Company's current directors and replace them with our director nominees. As we explained in such Consent and Proxy Statement, we are extremely dissatisfied and concerned with the Company's deteriorating financial performance and certain recent actions of the Company's Board of Directors and management. We believe that it is necessary to replace the Board in order to revitalize the Company and steer it toward a more successful future.

            You have also received a Proxy Statement and an additional letter from the Company seeking your vote for the Company's slate of directors and urging you to vote against the Committee's proposals. After receiving all of this information, you may be wondering whether we, the Committee members, or Company management is telling the true story.

            This letter is being sent to you in order to clarify the FACTS and to respond to the Company's Proxy Statement and letter which contain several important misleading statements. The following are certain significant FACTS- -as opposed to the distortions and half-truths presented to you by Company management--that you should consider in making your decision. We believe that these FACTS plainly demonstrate that the Company's present Board of Directors and management should be replaced.


                    The Company's Financial Performance Is
                Steadily Deteriorating Under Current Management
                -----------------------------------------------

            In its recent letter to you, Company management claims that the Committee has inaccurately "painted a picture" of the Company as experiencing deteriorating financial performance. We, the members of the Committee, stand by our statement and will allow the following FACTS to speak for themselves:

            1. The Company incurred aggregate net LOSSES of over $(7.6 million), or $(1.45) per share, for the four fiscal year period ended on June 30, 1996, with net LOSSES in three of its last four fiscal years, including a net LOSS of $(808,857), or $(0.19) per share, for the fiscal year ended June 30, 1996.

            2. As of its most recently completed fiscal quarter, the Company had negative working capital of over $(4 million) and an accumulated deficit of over $(5.6 million).

            3. As of its most recently completed fiscal quarter, the Company had total indebtedness of over $11.2 million, which represented an amount equal to over 97% of its total stockholders' equity. Since such time, the Company has entered into yet another debt agreement to fund its UNEXCO subsidiary and to repay existing intercompany receivables, under which it may incur an additional $3 million of indebtedness.

            4. The gross operating margins of the Company's core business, seismic data acquisition services, have been steadily and significantly decreasing since the 1994 fiscal year.

            5. As of its most recently completed fiscal quarter, the Company had accounts payable liabilities of over $7.8 million, causing serious payment delays to many of its vendors, suppliers and subcontractors.

            Inasmuch as numbers do not lie, even Company management effectively concedes the Company's poor financial performance. In its recent letter to you, rather than address the Company's poor financial performance, Company management belatedly responded to the Committee's challenge after four years of dangerous financial deterioration by informing you that it has undertaken a "complete review" of the Company's domestic operations and will take steps to improve the Company's profitability and financial strength. In view of the fact that the current management has been in place for several years, the Company's stockholders should expect, and demand, more than a "review" of the Company's operations and vague and unsupported promises of future success.

            Furthermore, Company management cites the purportedly "promising oil and gas prospects" of its UNEXCO subsidiary as a vehicle to improve the Company's weakened financial condition. What they have failed to tell you is that these prospects have not yet generated any operating revenue, have no clear assurance of generating future revenue and have required the already debt-laden Company to incur additional indebtedness.

Although in its proxy statement the Company states that two wells have been drilled and completed by UNEXCO and another is awaiting completion, COMPANY MANAGEMENT IS NOT PROVIDING YOU WITH THE FULL TRUTH. We offer the following FACTS regarding UNEXCO:

            1. Of the two completed wells, one well was shut in during August 1996 because it had watered out, and the other well has had only nominal production.

            2. The largest working interest owner in the well that is awaiting completion opted out of such well in September 1996 due to disappointing well evaluation results.

            We are sure that you as stockholders are only too aware of the Company's poor financial performance. The recent trading price of the Company's common stock in itself persuasively tells the Committee's story, having tumbled from as high as $8.875 per share following the announcement of the Company's letter of intent (the "Letter of Intent") regarding its proposed transaction with Suelopetrol c.a., a Venezuelan seismic contractor ("Suelopetrol"), to as low as $2.75 since the Company's announcement that it had terminated negotiations with Suelopetrol.


               Company Management Has Misstated Opinions of its
                  Advisors to Conceal its Imprudent Decision
                 Not to Pursue a Transaction with Suelopetrol
               -------------------------------------------------

            According to the Company's Proxy Statement and recent letter to you, the Company's Board of Directors and its legal, accounting and investment banking advisors have determined that a transaction with Suelopetrol was not in the best interests of, and was "grossly unfair" to, the Company and its stockholders. What you should know, however, is that, based on our very recent discussions with certain of the Company's advisors, COMPANY MANAGEMENT IS NOT TELLING YOU THE TRUTH. The following FACTS address this issue:

            1. Raymond James & Associates, the investment bank engaged by the Company to issue a fairness opinion in connection with the Suelopetrol transaction, has confirmed to us that it never even completed its due diligence and did not issue a fairness opinion with respect to the transaction.

            2. Moreover, representatives of Raymond James, which actively participated in the negotiation of the Letter of Intent, have confirmed to us that they had not concluded that the transaction, on the terms and conditions set forth in the Letter of Intent, was unfair to the Company's stockholders.

            3. We believe that it would be entirely inappropriate for Coopers & Lybrand, in its capacity as the Company's independent auditors, to express any opinion as to the fairness of the transaction. In fact, when this issue was brought to their attention, representatives of Coopers & Lybrand stated to us that they also had not made a determination that the proposed transaction with Suelopetrol was not in the best interests of the Company's stockholders or was unfair.

            How, then, can the Company claim that its advisors determined the Suelopetrol transaction to be unfair to us, the stockholders? The answer is that the Company is falsely purporting to have the support of its advisors in an effort to conceal and give unwarranted credibility to Company management's own imprudent decision to terminate the proposed transaction with Suelopetrol- -a transaction which the Committee has convincingly argued provides an attractive and much needed opportunity to improve the Company's financial condition and expand its operations.


               The Company Sought to Renegotiate the Transaction
                 Despite the Losses and Financial Difficulties
               Experienced by it as Compared With Suelopetrol's
                     Financial Strength and Profitability
               --------------------------------------------------

            In its recent letter to you, Company management stated that the termination of negotiations with Suelopetrol following the expiration of the Letter of Intent was not the fault of the Company but was due to Suelopetrol's refusal to renegotiate the transaction. The following FACTS clearly address this misleading statement:

            1. Following the expiration of the Letter of Intent, the Company announced a net loss of $(808,857) for the fiscal year ended June 30, 1996, and a net loss of $(445,088) for the fiscal quarter ended September 30, 1996 (without taking into account the Company's one-time gain of $559,461 on an asset sale), whereas Suelopetrol had net income of over $3.7 million for the fiscal year ended June 30, 1996 and over $1.7 million for the fiscal quarter ended September 30, 1996.

            2. Suelopetrol provided the Company's Board of Directors and management with projections indicating pre-tax income for fiscal year 1997 of over $15 million.

            3. Neither the Company nor its advisors reviewed or even discussed with Suelopetrol Suelopetrol's projections for fiscal year 1997 or its first quarter financial statements indicating profitability prior to the termination of negotiations.

            In view of the financial success of Suelopetrol and the comparative financial weakness of the Company following the expiration of the Letter of Intent, it seems obvious to us, as we believe it is to you, that Suelopetrol would not be inclined to renegotiate the transaction on commercial terms less favorable to it. Why, then, would the Company even attempt to renegotiate the transaction with Suelopetrol? Perhaps Company management was fully aware that Suelopetrol would never agree to less favorable terms, but needed an excuse to terminate negotiations in order to preserve its coveted control of the Company.


            Company Management Has Falsely Argued that the Members of the Committee are Acting Out of Financial Self-Interest
          ----------------------------------------------------------

            Company management claims that it is concerned about the credibility of the Committee in its recent letter to you. Such claim is based on an allegation that Michael Kanarellis, a Committee member, breached a verbal agreement with Company management that he would not purchase shares of the Company's stock while involved in the negotiation of the Suelopetrol transaction. This allegation is entirely false. Mr. Kanarellis did not enter into any such agreement or purchase stock of the Company while in the possession of material, nonpublic information. Mr. Kanarellis has been a Company stockholder since 1994, and a substantial Company stockholder even prior to the commencement of discussions between the Company and Suelopetrol. Unlike Company management, Mr. Kanarellis has been steadily increasing his stock ownership in the Company since the beginning of 1995 based on his positive view of the Company's prospects generally. However, his views have recently changed dramatically with the in-depth knowledge of the Company's operational and financial condition that Mr. Kanarellis has acquired through
his work on the Suelopetrol transaction.    Michael Pawelek, President and
Chief Executive Officer of the Company, on the other hand, directly owns only 2,000 shares of common stock and has not purchased any additional shares since before December 31, 1993. Moreover, Mr. Kanarellis has agreed that any compensation he would receive as a result of consummating the transaction with Suelopetrol would be entirely contingent on the Company achieving profitability (a result which Company management has been unable to achieve in three out of its last four fiscal years!).

            Accordingly, rather than assailing the credibility of Mr. Kanarellis, who has consistently demonstrated his confidence in the Company's prospects by purchasing significant amounts of Company stock, LET'S CONSIDER THE MOTIVES OF COMPANY MANAGEMENT. Could it be that management's actual reason for terminating negotiations with Suelopetrol was a FEAR OF LOSING CONTROL of the Company? It would certainly be a legitimate fear. The transaction with Suelopetrol contemplated that the President of Suelopetrol would be the Chief Executive Officer of the combined company, replacing Mr. Pawelek and that the Board of the combined company would be evenly divided between representatives of the Company and Suelopetrol, with Mr. Kanarellis serving as one of the Company representatives. Accordingly, after several years of free reign over the Company, senior management was now confronted with a loss of control. Perhaps not so curiously, after extensive negotiation of the transaction Mr. Pawelek demanded that he and the Company's Chief Financial Officer each receive five-year employment agreements from the combined company, a condition that was never previously discussed with Suelopetrol and one which would be of no clear benefit to the Company's stockholders. Instead of seeking to maximize stockholder value, Company management appears to have terminated negotiations with Suelopetrol in order to ENTRENCH themselves and PRESERVE THEIR CONTROL over the Company.

            In conclusion, we believe that members of Company management are making false and inaccurate allegations about the Committee in order to conceal their true motive of entrenching themselves in their secure positions as officers of the Company and to draw attention from the important truths that both you and we know all too well: the Company is losing money and debt-laden, its operations are in decline and, as a result, the trading price of the Company's common stock has dramatically declined.

            IF YOU WISH TO JOIN US IN REPLACING THE COMPANY'S CURRENT BOARD OF DIRECTORS WITH NOMINEES THAT WE, AS STOCKHOLDERS, BELIEVE WILL REVITALIZE THE COMPANY, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED GOLD CONSENT SHEET AND THE ENCLOSED BLUE PROXY CARD AND RETURN THEM IN THE ENCLOSED ENVELOPE (NO POSTAGE NECESSARY) OR BY FACSIMILE AT (214) 999-9348 AS SOON AS POSSIBLE.

            PLEASE DO NOT RETURN ANY CARD SENT TO YOU BY THE COMPANY. IF YOU HAVE ALREADY SIGNED THE WHITE PROXY CARD FOR THE ANNUAL MEETING SENT TO YOU BY THE BOARD OF DIRECTORS OF THE COMPANY, YOU CAN REVOKE SUCH PROXY BY SIGNING AND DATING THE ENCLOSED BLUE PROXY CARD AND RETURNING THE CARD TO THE COMMITTEE C/O THE HERMAN GROUP INC. AS SOON AS POSSIBLE. ONLY THE LATEST DATED PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

            If you have any questions, or require any additional information, please contact The Herman Group Inc., 2121 San Jacinto Street, 26th Floor, Dallas, Texas 75201, or call, toll free, (800) 647-2536.

                           The Universal Seismic
                           Associates, Inc. Stockholders'
                           Protective Committee


January 8, 1997